Exhibit 99.1
Press Release
DENVER, CO – July 30, 2019	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES SECOND QUARTER 2019 RESULTS AND INCREASES FULL-YEAR GUIDANCE RANGES

UDR, Inc. (the “Company”) Second Quarter 2019 Highlights:

•	Net income per share was $0.12, Funds from Operations (“FFO”) per share was $0.54, FFO as Adjusted (“FFOA”) per share was $0.52, and Adjusted Funds from Operations (“AFFO”) per share was $0.48.
•

Net income attributable to common stockholders was $34.6 million as compared to $19.6 million in the prior year period. The increase was primarily due to higher gains on the sale of real estate and net operating income (“NOI”) growth.

•	Year-over-year same-store (“SS”) revenue, expense and NOI growth was 3.7 percent, 2.3 percent and 4.2 percent, respectively.
•	The Company’s operating margin (property net operating income divided by property rental income) was 71.7 percent as compared to 71.4 percent in the prior year period.
•

The Company continued to implement its Next Generation Operating Platform which drove SS controllable operating margin expansion of approximately 50 basis points year-over-year to 84.7 percent and restrained SS controllable expense growth to 40 basis points year-over-year.

•

Acquired four apartment communities comprising 1,251 homes in Towson, MD, King of Prussia, PA, St. Petersburg, FL and Waltham, MA for $327.7 million. Subsequent to quarter-end, the Company entered into a contract to acquire a 185-home community in Englewood, NJ, for $83.6 million subject to customary closing conditions.

•	Invested in a Developer Capital Program (“DCP”) project in Oakland, CA with a total capital commitment of $27.3 million.
•

The UDR/KFH JV sold one community in Washington, D.C. for $74.8 million. Subsequent to quarter-end, a second community was sold for $43.5 million. The Company is under contract to purchase the 70 percent it did not previously own of the third community, 1301 Thomas Circle, a 292-home property in Washington, D.C. at a valuation of $184.0 million subject to customary closing conditions. Upon closing, the JV will terminate.

•

Issued approximately 460.5 thousand common shares through the Company’s at-the-market equity program at a weighted average net price of $44.94 for proceeds of $20.7 million. Subsequent to quarter-end, the Company issued approximately 2.2 million shares at a weighted average net price of $45.70 for proceeds of $99.4 million. These proceeds will be used to accretively fund acquisition activity.

•	Subsequent to quarter-end, the Company settled its late-June issuance of $300.0 million, 10-year unsecured debt at an effective rate of 3.46 percent after accounting for previous hedging activities.
•	Increased full-year 2019 earnings and same-store growth guidance:
o	Increased net income per share guidance by $0.015 at the midpoint to $0.38 to $0.41.
o	Increased FFO per share guidance by $0.035 at the midpoint to $2.09 to $2.12.
o	Increased FFOA and AFFO per share guidance by $0.015 at the midpoints, to $2.05 to $2.08 and $1.89 to $1.92, respectively.
o	Increased SS revenue guidance by 20 basis points at the midpoint to 3.40 to 4.00 percent.
o	Decreased SS expense guidance by 50 basis points at the midpoint to 2.50 to 3.00 percent.
o	Increased SS NOI guidance by 37.5 basis points at the midpoint to 3.75 to 4.50 percent.

	Q2 2019	Q2 2018	YTD 2019	YTD 2018
Net income per common share, diluted	$0.12	$0.07	$0.21	$0.37
Conversion from GAAP share count	(0.010)	(0.007)	(0.018)	(0.035)
Net gain on the sale of depreciable real estate owned, incl. JVs	(0.017)	-	(0.017)	(0.237)
Cumulative effect of change in accounting principle	-	-	-	(0.007)
Depreciation and amortization, including JVs	0.432	0.412	0.852	0.824
Noncontrolling interests and preferred dividends	0.012	0.009	0.022	0.038
FFO per common share and unit, diluted	$0.54	$0.49	$1.05	$0.96
Promoted interest on settlement of note receivable, net of tax	-	-	(0.021)	-
Legal and other costs	-	0.002	0.011	0.002
Net gain on the sale of non-depreciable real estate owned	(0.017)	-	(0.017)	-
Casualty-related charges/(recoveries), including JVs, net	0.001	0.003	0.002	0.006
FFOA per common share and unit, diluted	$0.52	$0.49	$1.02	$0.97
Recurring capital expenditures	(0.041)	(0.043)	(0.065)	(0.066)
AFFO per common share and unit, diluted	$0.48	$0.45	$0.96	$0.90

A reconciliation of FFO, FFOA and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s second quarter Supplemental Financial Information.

Operations

In the second quarter, total revenue increased by $21.6 million year-over-year, or 8.3 percent, to $281.3 million. This increase was primarily attributable to growth in revenue from operating and acquisition communities.

In the second quarter, same-store NOI increased 4.2 percent year-over-year, driven by same-store revenue growth of 3.7 percent and same-store expense growth of 2.3 percent. Weighted average same-store physical occupancy remained at 96.9 percent versus the same prior year period. The second quarter annualized rate of turnover was 54.8 percent, representing a 100 basis point increase year-over-year and partially driven by the Company’s Short-Term Furnished Rental Program.

Summary of Same-Store Results Second Quarter 2019 versus Second Quarter 2018

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same‑Store NOI(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.5%	2.5%	5.2%	46.2%	96.6%	13,942
Mid-Atlantic	2.9%	1.6%	3.4%	23.0%	97.4%	9,877
Southeast	4.0%	2.4%	4.7%	12.6%	96.9%	7,683
Northeast	2.5%	4.3%	1.7%	12.3%	97.0%	2,840
Southwest	2.5%	0.6%	3.8%	5.9%	97.0%	3,835
Total	3.7%	2.3%	4.2%	100.0%	96.9%	38,177

(1)Based on Q2 2019 SS NOI.

(2)Weighted average same-store occupancy for the quarter.

(3)During the second quarter, 38,177 apartment homes were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

In the second quarter, sequential same-store NOI increased by 2.4 percent, driven by same-store revenue growth of 1.3 percent and a same-store expense decline of 1.2 percent. Weighted average same-store physical occupancy increased by 10 basis points sequentially to 96.9 percent.

Year-to-date, for the six months ended June 30, 2019, total revenue increased by $38.9 million year-over-year, or 7.6 percent, to $552.0 million. This increase was primarily attributable to growth in revenue from operating and acquisition communities.

Year-to-date, for the six months ended June 30, 2019, same-store NOI increased 4.1 percent year-over-year, driven by same-store revenue growth of 3.7 percent and same-store expense growth of 2.7 percent. Weighted average same-store physical occupancy remained at 96.9 percent versus the same prior year period. The year-to-date annualized rate of turnover was 47.0 percent, representing a 10 basis point decrease year-over-year.

Summary of Same-Store Results Year-To-Date 2019 versus Year-To-Date 2018

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same-Store NOI(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.4%	3.0%	4.9%	46.4%	96.5%	13,942
Mid-Atlantic	3.1%	1.4%	3.9%	23.1%	97.5%	9,877
Southeast	4.1%	3.0%	4.6%	12.9%	96.8%	7,683
Northeast	2.3%	5.6%	0.9%	12.4%	97.0%	2,840
Southwest	3.1%	0.6%	4.9%	5.2%	96.9%	3,617
Total	3.7%	2.7%	4.1%	100.0%	96.9%	37,959

(1)Based on YTD 2019 NOI.

(2)Weighted average same-store physical occupancy for YTD 2019.

(3)For the six months ended June 30, 2019, 37,959 apartment homes were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

Development Activity

At the end of the second quarter, the Company’s development pipeline totaled $32.0 million at its pro-rata ownership interest and was 26 percent funded. The development pipeline is currently expected to produce a weighted average spread between stabilized yields and current market cap rates of 150 to 200 basis points.

DCP Activity

At the end of the second quarter, the Company’s DCP investments, including accrued return, totaled $243.5 million.

During the quarter, the Company committed to providing $27.3 million of capital to the 173-home Modera Lake Merritt multifamily development located in Oakland, CA. The investment yields 9.0% on the Company’s capital outstanding with  a profit participation upon sale of the community.

Wholly-Owned Transactional Activity

During the quarter, the Company acquired:

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Rodgers Forge, a 498-home community located in Towson, MD, for $86.4 million or $173,500 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $1,263, occupancy of 91 percent, was 74 years old and underwent a major renovation in 2010.

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Park Square, a 313-home community located in King of Prussia, PA, for $107.3 million or $342,800 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $1,897, occupancy of 67 percent and was one year old.

•

The Preserve at Gateway, a 240-home community located in St. Petersburg, FL, for $49.4 million or $205,800 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $1,434, occupancy of 95 percent and was six years old.

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Currents on the Charles, a 200-home community located in Waltham, MA, for $84.6 million or $423,000 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $2,574, occupancy of 97 percent and was four years old.

Subsequent to quarter-end, the Company entered into a contract to acquire One William, a 185-home community located in Englewood, NJ, for $83.6 million or $451,900 per home. The community had average monthly revenue per occupied home of $2,701, occupancy of 99 percent and was one year old when the contract was executed. One William is expected to close during the third quarter, subject to customary closing conditions.

Joint Venture Transactional Activity

During the quarter, the UDR/KFH joint venture sold one community in Washington, D.C. for $74.8 million. Subsequent to quarter-end, a second community in Washington, D.C. was sold for $43.5 million. The Company is under contract to purchase the 70 percent it does not own of the third community in the joint venture, 1301 Thomas Circle, a 292-home property in Washington, D.C. at a valuation of $184.0 million or $630,100 per home. The community had average monthly revenue per occupied home of $3,395, occupancy of 98 percent and was 13 years old when the contract was executed. Thomas Circle is expected to close in 2019, subject to customary closing conditions. Once complete, the UDR/KFH joint venture will terminate.

Capital Markets and Balance Sheet Activity

During the second quarter, the Company issued approximately 460.5 thousand common shares through its at-the-market equity program at a weighted average net price of $44.94 for proceeds of $20.7 million. Uses of proceeds include the acquisitions outlined in this press release and general corporate purposes.

Subsequent to quarter-end, the Company:

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Issued approximately 2.2 million common shares through its at-the-market equity program at a weighted average net price of $45.70 for proceeds of $99.4 million. Uses of proceeds include the acquisitions outlined in this press release and general corporate purposes.

•

Settled its late-June issuance of $300.0 million, 10-year unsecured debt at an effective rate of 3.46 percent after accounting for previous hedging activities. Uses of proceeds include the repayment of debt, including amounts outstanding under the Company’s commercial paper program, unsecured revolving credit facility and working capital credit facility, or for other general corporate purposes.

At June 30, 2019, the Company had approximately $750.6 million of liquidity through a combination of cash and undrawn capacity on its credit facilities and prior to accounting for the $300.0 million unsecured debt issuance outlined previously in this press release.

The Company’s total indebtedness at June 30, 2019 was $3.87 billion. The Company ended the quarter with fixed‑rate debt representing 85.7 percent of its total debt, a total blended interest rate of 3.64 percent and a weighted average maturity of 4.9 years. The Company’s consolidated leverage was 32.1 percent versus 33.4 percent a year ago, its consolidated net‑debt-to-EBITDAre was 5.4x versus 5.7x a year ago and its consolidated fixed charge coverage ratio was 4.9x versus 4.6x a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2019 in the amount of $0.3425 per share. The dividend will be paid in cash on July 31, 2019 to UDR common stockholders of record as of July 10, 2019. The second quarter 2019 dividend will represent the 187th consecutive quarterly dividend paid by the Company on its common stock.

Outlook

For the third quarter of 2019, the Company has established the following earnings guidance ranges.

Net income per share	$0.11 to $0.13

FFO per share	$0.52 to $0.54

FFOA per share	$0.51 to $0.53

AFFO per share	$0.46 to $0.48

For the full-year 2019, the Company increased its previously provided earnings per share guidance ranges.

	Updated Guidance	Prior Guidance

Net income per share	$0.38 to $0.41	$0.36 to $0.40

FFO per share	$2.09 to $2.12	$2.05 to $2.09

FFOA per share	$2.05 to $2.08	$2.03 to $2.07

AFFO per share	$1.89 to $1.92	$1.87 to $1.91

For the full-year 2019, the Company increased its previously provided same-store revenue and NOI growth guidance ranges and decreased its previously provided same-store expense growth guidance range.

	Updated Guidance	Prior Guidance

Revenue growth	3.40% to 4.00%	3.00% to 4.00%

Expense growth	2.50% to 3.00%	2.75% to 3.75%

Net operating income growth	3.75% to 4.50%	3.25% to 4.25%

Physical Occupancy	96.8% to 97.0%	96.8% to 97.0%

Additional assumptions for the Company’s third quarter and full-year 2019 guidance can be found on Attachment 15 of the Company’s second quarter Supplemental Financial Information. A reconciliation of FFO per share, FFOA per share and AFFO per share to GAAP Net income per share can be found on Attachment 16(D) of the Company’s second quarter Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(D), “Definitions and Reconciliations,” of the Company’s second quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 31, 2019 to discuss second quarter results. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

A replay of the conference call will be available through August 31, 2019, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13692090, when prompted for the passcode.

A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward‑looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2019, UDR owned or had an ownership position in 50,829 apartment homes including 366 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.